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                                                               Exhibit 99.(d)(6)

                     MORGAN STANLEY INSTITUTIONAL FUND, INC.

        SUPPLEMENT TO AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

                      INTERNATIONAL GROWTH EQUITY PORTFOLIO

          SUPPLEMENT (the "Supplement") to AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT, dated as of June 1, 2005 by and between Morgan Stanley Institutional Fund, Inc., a Maryland corporation (the "Fund"), and Morgan Stanley Investment Management Inc. (formerly, Morgan Stanley Asset Management Inc.), a Delaware corporation (the "Adviser") (the "Agreement").

                                    RECITALS

          WHEREAS, the Fund has executed and delivered the Agreement, which sets forth the rights and obligations of the parties with respect to the management of the portfolios of the Fund.

          WHEREAS, the Fund has created one additional portfolio: International Growth Equity Portfolio (the "Portfolio").

                                   AGREEMENTS

          Now, therefore, the parties agree as follows:

          The compensation of the Adviser as set forth in Paragraph 3 of the Agreement with respect to the Portfolio will be as set forth below:

PORTFOLIO                               CONTRACTUAL RATE OF ADVISORY FEE
---------                               --------------------------------
International Growth Equity Portfolio   0.75% of the portion of the daily net
                                        assets not exceeding $1 billion; and
                                        0.70% of the portion of the daily net
                                        assets exceeding $1 billion

          This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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          The parties listed below have executed this Supplement as of the
16th day of December, 2005.

MORGAN STANLEY INVESTMENT                 MORGAN STANLEY INSTITUTIONAL
MANAGEMENT INC.                           FUND, INC.

/s/ Ronald E. Robison                     /s/ Ronald E. Robison
----------------------------              ------------------------------------
Name:  Ronald E. Robison                  Name:  Ronald E. Robison
Title: Managing Director and Director     Title: President and
                                                 Principal Executive Officer